Exhibit 10.27a

Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

November     , 2007

[name]

One Crown Way

Philadelphia, PA 19154

Re: Amendment Number 1 to the Change in Control Agreement

Dear                     :

Please refer to that certain Change in Control Agreement between Constar International Inc. (the “Company”) and you (the “Agreement”). In order to comply with Section 409A of the Internal Revenue Code (the “Code”) and to avoid the additional taxes that you would be subject to under Code Section 409A, the Company has agreed to amend the Agreement as set forth below. Accordingly, this letter agreement (“Amendment Number 1”) will amend the Agreement, effective as of January 1, 2008, as follows (any capitalized terms which are not defined herein shall have the meaning provided in the Agreement):

1.	The first sentence of Section 4.1 shall be amended and restated to read in its entirety as follows:

“4.1	Severance. Except as otherwise provided with respect to a ‘specified employee’ in Section 4.1.5, the Company shall pay the Executive the payments and benefits described in Section 4.1.1 through 4.1.4 (the ‘Severance Payments’) within 30 days of the termination of the Executive’s employment with the Company following a Change in Control and during the Term, and upon execution of a general release in favor of and if form and substance satisfactory to the Company, unless such termination is (i) by the Company for Cause, (ii) by reason of Retirement, (iii) by the Executive without Good Reason, (iv) due to death, or (v) due to Disability.”

2.	Section 4.1.5 shall be added to the Agreement, which shall read in its entirety as follows:

“4.1.5	Notwithstanding the time of payment provided in Section 4.1, if the Executive is a ‘specified employee’ within the meaning of Code Section 409A and the regulations issued thereunder for the period in which the payment or benefits would otherwise be paid (or commence), and such payment or benefit would be subject to tax under Code Section 409A(a)(1)(B) if the payment or benefit is paid within six months of the Executive’s ‘separation from service’ (within the meaning of Code Section 409A) then such payment or benefit required under this Agreement shall not be paid until the first day which is six months after the Executive’s separation from service.”

3.	Except as expressly modified hereby, the Agreement shall remain in full force and effect.

Please indicate your agreement with the terms and conditions of this Amendment Number 1 by signing one copy of this letter and returning it to my attention.

Very truly yours,

By:

Agreed and Accepted

By: